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                                                                    Exhibit 23.4

                    [HOULIHAN VALUATION ADVISORS LETTERHEAD]

June 20, 2000


Mr. Jack Fitzpatrick
Chief Financial Officer
Discovery Partners International
9640 Towne Centre Drive
San Diego, California 92121

RE: USE OF AXYS ADVANCED TECHNOLOGIES, INC. VALUATION REPORT

Dear Jack:

This letter is in response to your request for permission to utilize the valuation report prepared for Discovery Partners International concerning the fair market values of the intangible assets of Axys Advanced Technologies, Inc. It is our understanding that you require the report for use in connection with the filing of a registration statement for Discovery Partners International, Inc. with the Securities and Exchange Commission.

As required by the Securities and Exchange Commission, this letter grants you permission to use the Axys Advanced Technologies, Inc. valuation report for the purpose listed in the above paragraph.

Sincerely,

/s/ STEVE KAM
Steve Kam
Managing Principal